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                                                                     Exhibit 3.2
                            CERTIFICATE OF AMENDMENT

                                       OF

                  SECOND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             SYSTEMSOFT CORPORATION


          SystemSoft Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows, pursuant to Section 242 of the General Corporation Law of Delaware:

          FIRST: That the Board of Directors of said Corporation, at a meeting held on June 19, 1996, duly adopted resolutions in accordance with Section 242 of the General Corporation Law of the State of Delaware, (i) proposing amendment to the Second Restated Certificate of Incorporation of the Corporation, (ii) declaring such amendment to be advisable and in the best interests of the Corporation, and (iii) directing that such amendment be submitted to the stockholders of the Corporation for approval thereby. The resolutions setting forth the amendment and directing that such amendment be submitted to the stockholders are as follows:

RESOLVED:      That a Special Meeting of the Stockholders of the Corporation be
               scheduled to be held on July 30, 1996 (the "Special Meeting") at 3:30 p.m., local time, at Testa, Hurwitz & Thibeault, LLP, 125
               High Street, Boston, MA.

RESOLVED:      That the close of business on June 24, 1996, is hereby fixed as the record date for the determination of holders of the Common
               Stock of this Corporation entitled to vote at the Special Meeting and at any adjournment thereof.

RESOLVED:      That the authorized capital stock of the Corporation be increased from 30,000,000 shares of its Common Stock, $.01 par value per share, to 90,000,000 of such shares and that such increase be submitted and recommended to the shareholders of the Corporation for approval at the Special Meeting; that in order to effect said increase the proper officers of this Corporation are hereby authorized and directed to prepare, execute
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               and file with the Secretary of State of the State of Delaware, appropriate Amendment to the Second Restated Certificate of Incorporation of the Corporation; and that the Board of Directors is hereby authorized to issue all or any part of the authorized but unissued capital stock of this Corporation at such times, to such persons, upon such terms, and for such consideration as the Board may in its discretion determine.

RESOLVED:      That each or both of Robert F. Angelo and Steven A. Berns be designed to serve as proxies, with full power of substitution, at the Special Meeting and at any adjournments thereof.


          SECOND: This Certificate of Amendment of Second Restated Certificate of Incorporation was duly adopted at the Special Meeting of Stockholders of the Corporation held July 30, 1996, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

          THIRD: That in accordance with the aforementioned resolution, the Second Restated Certificate of Incorporation of this Corporation is hereby amended by deleting the first sentence of Article FIFTH thereof in its entirety and replacing it with a new sentence so that, as amended, the first sentence of Article FIFTH shall read as follows:

          The total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall be Ninety-One Million (91,000,000) shares, consisting of 90,000,000 shares of Common Stock with a par value of $.01 per share (the "Common Stock") and 1,000,000 shares of Preferred Stock with a par value of $.01 per share (the "Preferred Stock").

     FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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     IN WITNESS WHEREOF, SystemSoft Corporation, has caused this certificate to be signed by David P. Sommers, its Vice-President, Finance and Chief Financial Officer, and attested by Steven A. Berns, its Secretary, as of this 30th day of July, 1996.

                              SYSTEMSOFT CORPORATION

                              By:     /s/ David P. Sommers
                                 ----------------------------------
                                 David P. Sommers,
                                 Vice-President, Finance and
                                 Chief Financial Officer

ATTEST:



By:   /s/ Steven A. Berns
   --------------------------------
   Steven A. Berns,
   Secretary